EXHIBIT 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 8, 2022

CANAAN XI L.P.

By:	CANAAN PARTNERS XI LLC, its General Partner
By:	/s/ Nancy Levenson
Nancy Levenson, Attorney-in-Fact

CANAAN PARTNERS XI LLC

By:	/s/ Nancy Levenson
Nancy Levenson, Attorney-in-Fact

CANAAN 2020+ CO-INVESTMENT L.P. — SERIES 7

By:	CANAAN PARTNERS 2020+ CO-INVESTMENT LLC, as its General Partner
By:	CANAAN MANAGEMENT LLC, its Manager
By:	/s/ John J. Pacifico
John J. Pacifico, Chief Operating Officer

CANAAN PARTNERS 2020+ CO-INVESTMENT LLC

By:	CANAAN MANAGEMENT LLC, its Manager
By:	/s/ John J. Pacifico
John J. Pacifico, Chief Operating Officer